Exhibit 10.8
Stevens & Lee
Lawyers & Consultants
620 Freedom Business Center
Suite 200
King of Prussia, PA 19406
(610) 205-6000 Fax (610) 337-4374
www.stevenslee.com
Direct Dial: (610) 205-6028
Email: jpw@stevenslee.com
Direct Fax: (610) 371-7974
November 28, 2007
Rollin P. Rissinger
P. O. Box 2005
Cleona, Pennsylvania 17042-1322
Dear Rollin:
Introduction
     This letter sets forth the terms and conditions upon which Stevens & Lee will perform legal services for Lebanon Mutual Insurance Company (“Lebanon” or “you”) in connection with the matters discussed below. You have informed us that you personally are authorized to accept and to agree to the matters set forth in this letter on behalf of Lebanon. We are pleased with your decision to engage Stevens & Lee to represent you and we look forward to working with you.
     The Rules of Professional Conduct for our attorneys require that we enter into a written agreement describing the basis upon which you will be charged for professional services performed by our firm.
Scope of Engagement
     Our understanding as to the existing facts is that you expect the board of directors of Lebanon to approve a transaction with Griffin MTS Partners pursuant to which Lebanon will adopt a plan of mutual to stock conversion and simultaneously enter into an agreement with Griffin MTS. This agreement will provide for Griffin MTS to initially absorb the costs of the proposed transaction (except for the retainer provided herein), make a substantial investment in Lebanon and provide for certain other material transactions between the parties. In connection with the proposed transaction, Stevens & Lee will perform all legal work reasonably necessary to accomplish the mutual to stock conversion of Lebanon and the transactions contemplated by the agreement between Lebanon and Griffin MTS Partners, including without limitation:
•	preparing the plan of conversion and all related documents;

•	preparing the agreement between Lebanon and Griffin MTS Partners;
Philadelphia      •      Reading      •      Valley Forge      •      Lehigh Valley            Harrisburg      •       Lancaster      •      Scranton Williamsport      •      Wilkes-Barre      •      Princeton      •      Cherry Hill      •      New York      •      Wilmington
A PROFESSIONAL CORPORATION

Stevens & Lee
Lawyers & Consultants
Lebanon Mutual Insurance Company
November 28, 2007

•	preparing and filing the application for conversion to be filed with the Pennsylvania Insurance Department;

•	Preparing and filing a registration statement on Form S-1 with the Securities and Exchange Commission and all ancillary stock offering documents;

•	Preparing and filing any necessary filings with state securities commissions under applicable state blue sky laws;

•	Preparing a proxy statement for use by Lebanon in connection with the solicitation of policyholder approval of the plan of conversion;

•	Preparing and delivering to Lebanon a tax opinion with respect to the tax consequences of the conversion;

•	Preparing all stock based compensation plans, including an employee stock ownership plan for the benefit of all employees of Lebanon and a stock compensation plan for directors and officers of Lebanon; and

•	taking all such other actions as are reasonably necessary to complete the transactions contemplated by the plan of conversion and the agreement between Lebanon and Griffin MTS Partners.
     You hereby acknowledge Lebanon’s knowledge and understanding that Griffin MTS Partners is affiliated with Stevens & Lee, Griffin Holdings, LLC and Griffin Financial Group, LLC, which are in turn affiliated with each other. You further acknowledge Lebanon’s knowledge and understanding that Stevens & Lee, Griffin Holdings, LLC, Griffin Financial Group and their shareholders and employees expect to be a significant investor in Griffin MTS Partners. Lebanon knows and understands that Stevens & Lee not only will provide Lebanon with the legal services described above but also will represent Griffin MTS Partners in connection with the transactions contemplated by the plan of conversion and the agreement between Lebanon and Griffin MTS Partners.
We have advised you that because we not only will be providing legal representation to Griffin MTS Partners but also that we and our affiliates will be a significant investor in Griffin MTS Partners, Lebanon should have independent counsel to advise it with respect to (a) the negotiation of this engagement letter, (b) the agreement between Lebanon and Griffin MTS Partners, and, (c) generally with respect to any matter in which the interests of Lebanon and Griffin MTS Partners may be different. You have advised us that Lebanon has retained the law firm of Bugzon and Davis for these purposes and you understand that, subject to the provisions

Stevens & Lee
Lawyers & Consultants
Lebanon Mutual Insurance Company
November 28, 2007

of the agreement between Lebanon and Griffin MTS Partners, Griffin MTS Partners will reimburse Lebanon for the fees and reasonable expenses of Bugzon and Davis.
     With the advice of Buzgon and Davis, Lebanon hereby consents to our joint representation of Lebanon and Griffin MTS Partners with respect to the matters and transactions described in this letter and waives any conflict of interest arising from that joint representation. Other than the negotiation of the investment agreement between Griffin MTS Partners and Lebanon and matters reasonably related thereto, which clearly present the conflict of interest referred to in the preceding sentence, we agree to use our reasonable, good faith efforts to inform you in writing of any other conflicts of interest that may hereafter come to our attention.
      We agree that we will provide Buzgon and Davis, as Lebanon’s independent counsel, a written description of the contemplated transaction and, when available, the terms of the investment of Stevens & Lee and its affiliates in Griffin MTS Partners. and that you will deliver, through Buzgon and Davis, as an addendum to this letter, Lebanon’s duly authorized written consent to the essential terms of the transaction and to the investment of Stevens & Lee and its affiliates in Griffin MTS Partners.
     If the scope of our services is enlarged beyond that described above and if we determine that a fee arrangement different from that described in this letter would be appropriate, we will reach agreement with you on a separate fee arrangement for the additional work.
     While this letter is intended to deal with the specific legal services described above, these terms and conditions will also apply to any additional legal services that we may agree to provide that are outside the initial scope of our representation.
Fees, Disbursements and Other Expenses — Staffing
     Legal work varies greatly. Although we are often engaged by our clients to perform specific and limited tasks, our primary role as legal advisors is to offer our knowledge, experience and independent judgment. Recognizing this, our focus in charging for services is to arrive at a fee that is fair and appropriate considering all of the circumstances.
     Among the factors that we consider in establishing a fee are the following: the time (measured in tenths of an hour) devoted to a particular matter and the lawyers and paralegals who worked on that matter; the nature and complexity of the work performed; the expertise required to perform that work; the novelty and difficulty of the issues presented; the extent to which the urgency of the matter preempted other work; the extent to which the matter required special allocation of firm resources and staff overtime; the result obtained; and the amount typically charged by comparable firms for the same or similar work.

Stevens & Lee
Lawyers & Consultants
Lebanon Mutual Insurance Company
November 28, 2007

     Hourly rates are used as a general guideline — but only as general guideline — with the final fee, which may be significantly above or below the guideline, based upon a judgment as to the proper application of all of the factors listed above.
     Our rates for attorney time presently vary from $210 to $550 (or, including NYC, $225 to $675) per hour on the basis of the skill and seniority of each attorney. Our current rates for paralegals are $150 to $200 per hour. These hourly rates are reviewed and adjusted periodically to reflect increased experience and special expertise of the professionals and the inflationary cost increases affecting our profession. Generally, such adjustments shall occur no more frequently than annually[at the beginning of each calendar year.
     Although the beginning of any engagement generally requires a more concentrated investment of senior lawyers’ time in analysis and planning, we attempt to use the least expensive professional time competent to perform the required task. Junior staff, of course, work under the supervision of senior attorneys. I have enclosed in this connection a list of the lawyers and other professionals most likely to be involved in this assignment, showing for each person his or her particular area of practice and current hourly rate.
     You should also understand that Stevens & Lee operates as a firm — a client who retains a particular lawyer in fact retains the entire firm and has at his disposal all of the expertise and resources that the firm can bring to bear upon his legal problem. Therefore, the lawyer who serves as your principal contact at the firm may seek assistance from or assign primary responsibility for a project to another lawyer who has experience in the particular area involved and who is for that reason in a position to do the work as efficiently as possible. In assigning work within the firm, we strive to achieve the most efficient mix of seniority and expertise, with the goal of providing effective representation to our clients on an economical and cost efficient basis.
     Upon execution of this engagement letter, Lebanon will owe Stevens & Lee a non-refundable retainer of $75,000, of which $50,000 will be due and payable upon execution of this letter and $25,000 will be due only upon execution of the agreement between Lebanon and Griffin MTS Partners. Except for the payment of this retainer, Lebanon will be responsible for the fees and expenses of Stevens & Lee if, but only if, it fails to adopt the plan of conversion and enter into the agreement with Griffin MTS Partners or, after adoption of the plan of conversion and execution of the agreement, Lebanon terminates such plan or agreement, abandons the plan or agreement, or otherwise engages in a course of conduct from which it can be reasonably inferred that Lebanon has abandoned the plan or the agreement. In the event that Lebanon becomes responsible for the fees and expenses of Stevens & Lee by reason of the preceding sentence, the fees to be charged to you will not exceed the amount calculated by the hourly rates without your prior written consent. Except as described in this paragraph, Stevens & Lee

Stevens & Lee
Lawyers & Consultants
Lebanon Mutual Insurance Company
November 28, 2007

acknowledges that it will look solely to Griffin MTS Partners for the payment of its fees and expenses. Notwithstanding the fact that the circumstances in which Lebanon will be responsible for the fees and expenses of Stevens & Lee are limited as provided herein, Stevens & Lee will provide Lebanon with monthly invoices for informational purposes.
     If you have any questions or comments about our services, staffing, billing, or any other aspect of our representation, please contact me at my direct telephone number, which is (610) 205-6028; my cell phone number is (610) 223-8675; my e-mail address is jpw@stevenslee.com; and my home telephone number is (610) 225-7265. My administrative assistant’s name is Elaine Fowler and she can be reached at her direct dial number which is (610) 205-6026. She will be glad to help you in my absence.
Duties and Responsibilities
     Effective legal representation requires a high level of cooperation between attorney and client. By signing this letter, you therefore agree to cooperate with us, to keep us fully informed of all developments, and to perform your obligations under this letter. We, in turn, will rely on the information that you provide to us. We agree to provide the legal services reasonably required to represent you with respect to the matters described above and to take reasonable steps to keep you informed of our progress and to respond to your inquiries.
     In addition, you will be responsible for advising us whether any document we have prepared or received and sent to you for your approval or review reflects the principal terms of your proposed agreement, goal, or other expectations.
General Provisions
     Enclosed with this letter is a statement entitled General Provisions, which sets forth additional terms and conditions, all of which are incorporated into this letter and apply to our representation to the extent not expressly inconsistent with this letter.
     We encourage you to participate actively in the matters we are handling for you, because you are much closer to the details than we are and we want to be certain that our efforts are consistent with your goals. If at any time you have a question, comment or concern, or if we may be of service in another substantive area, I ask that you raise it with us at once so that we can address the matter without delay.
     If the foregoing is in accordance with your understanding of the terms and conditions upon which you will engage us and the nature of our engagement, please confirm your acceptance and sign the enclosed duplicate copy of this letter in the space provided for this

Stevens & Lee
Lawyers & Consultants
Lebanon Mutual Insurance Company
November 28, 2007

purpose below and return it to me together with the advance retainer check for $50,000, at your earliest convenience. Upon your acceptance, these terms and conditions shall apply retroactively to the date we first performed services on your behalf. For purposes of the preceding sentence services will be deemed to have commenced on November 1, 2007.
     We are pleased to have this opportunity to be of service and to work with you. Thank-you.

Sincerely,

STEVENS & LEE

Jeffrey P. Waldron
     I have read and understand the terms and conditions set forth in this letter (including the attached General Provisions) and agree to them on behalf of Lebanon Mutual Insurance Company.
     Accepted and agreed to this                      day of November, 2007:

Rollin P. Rissinger

Stevens & Lee
Lawyers & Consultants
Lebanon Mutual Insurance Company
November 28, 2007

STEVENS & LEE ATTORNEYS LIKELY TO BE INVOLVED
IN ASSIGNMENT FOR

Attorney	Area of Practice	Hourly Rate
Jeffrey P. Waldron	Corporate	$520
Wesley R. Kelso	Corporate	$480
Sunjeet S. Gill	Corporate	$270
Amy F. Coll	Corporate	$360
Dana M. Eddis	Corporate	$215
Joseph Potts	Tax	$500
Eric Marshall	Tax	$235
H. Richard Brooks	Tax and Employee Benefits	$500
Charles F. Harenza	Employee Benefits	$500
Robert Jensen	Employee Benefits	$225

General Provisions
     Except as modified by the accompanying engagement letter, the following provisions will apply to the relationship between Stevens & Lee and our clients:
     (1) The time for which a client will be charged will include, but will not be limited to, telephone and office conferences with a client and counsel, consultants and others; conferences among our personnel; factual investigation; legal research; responding to clients’ requests to provide information to auditors in connection with reviews or audits of financial statements; drafting of letters, agreements, and other documents and travel time..
     (2) From time to time, internal conferences on a client’s matter will take place among our personnel, and two or more may attend such conferences. It is our experience that this practice facilitates communication, improves the quality of the work, and ultimately is more efficient and economical.
     (3) In addition to our fees, we will be entitled to payment or reimbursement for disbursements and other expenses incurred on behalf of a client such as photocopying, messenger and delivery, air freight, computerized research, videotape recording, travel (including mileage, parking, airfare, lodging, meals, and ground transportation), long distance telephone, telecopying, postage, court costs, transcripts, and filing fees. To the extent that we directly provide any of these services, we reserve the right to adjust the amount we charge, at any time or from time to time, as we deem appropriate, in light of our direct costs, our estimated overhead allocable to the services, and outside competitive rates.
     (4) Although we may, for a client’s convenience, furnish estimates of fees or expenses that we anticipate will be incurred on a client’s behalf, these estimates are subject to unforeseen circumstances and are by their nature inexact. We are not bound by any estimates except as otherwise expressly set forth in the engagement letter or otherwise agreed to by us in writing.
     (5) Either at the beginning or during the course of our representation, we may express our opinions or beliefs concerning the matter or various courses of action and the results that might be anticipated. Any such statement made by any attorney or other employee of our firm is intended to be an expression of opinion only, based on information available to us at the time, and is not a promise or guarantee of any particular result.
     (6) A client shall have the right at any time to terminate our services and representation upon written notice to the firm. Such termination shall not, however, relieve the client of the obligation to pay for all services rendered and disbursements and other expenses made or incurred on behalf of the client prior to the date of termination and for services rendered and expenses incurred after such date to the extent they are required to protect our client’s interests or as may be required by appropriate authorities.
     (7) We reserve the right to withdraw from our representation with our client’s consent or without consent for good cause. “Good cause” may include the client’s failure to honor the terms of the engagement letter, the client’s failure to pay amounts billed in a timely manner, the client’s failure to cooperate or follow our advice on a material matter, or any fact or circumstance that would, in our view, impair an effective attorney-client relationship or would render our continuing representation inappropriate, unlawful, or unethical. If we elect to do so, the client will take all steps necessary to free us of any obligation to perform further, including the

Stevens & Lee
Lawyers & Consultants
Lebanon Mutual Insurance Company
November 28, 2007

execution of any documents (including forms for substitution of counsel) necessary to complete our withdrawal, and we will be entitled to be paid for all services rendered and disbursements and other expenses made or incurred on behalf of the client prior to the date of withdrawal and for services rendered and expenses incurred after such date to the extent they are required to protect our client’s interests or as may be required by appropriate authorities.
     (8) We have found that our clients have become increasingly reliant upon various forms of electronic communication, such as e-mail, cellular telephones, other Internet communications, and electronic telefax (collectively, “Electronic Communications”), for purposes of day-to-day business communications. We note, however, that Electronic Communications may be inherently less secure than some traditional methods of communication (hard wired telephones and telefax, U.S. mail and commercial couriers, for example) and involve a risk of interception by unauthorized third parties. We understand that, because of the convenience and efficiency of Electronic Communications, you are willing to accept the risk of unauthorized interception and authorize us to communicate with you (and with others with whom we have dealings in connection with the matters we are handling for you) by means of Electronic Communications, unless you advise us in writing to the contrary.
     (10) Following the completion of this matter, the firm will not be precluded from accepting any other engagement on behalf of a client that may be adverse to you if such engagement is unrelated to the scope of our representation in this matter as described above and provided, of course, that any and all information that may be disclosed to the firm in the course of this matter shall not be disclosed to any former, current or future client of the firm.